Notice of Meeting and Management Information Circular with respect to the Annual General Meeting of Shareholders of Kolibri Global Energy Inc. to be held on July 28, 2021

Dear Shareholder:

You are invited to attend the Annual General Meeting of Shareholders of Kolibri Global Energy Inc. to be held at 10th Floor - 595 Howe Street, Vancouver, British Columbia, V6C 2T5, on Wednesday, July 28, 2021 at the hour of 09:00 a.m. (local time in the city of Vancouver, British Columbia).

The business of the meeting is described in the accompanying Notice of Meeting and Management Information Circular.

Your participation in the meeting is important regardless of the number of shares you hold.  If you cannot attend the meeting, please vote by completing, signing and dating the form of proxy or voting instruction form accompanying this notice of meeting and returning the same within the time and in the manner set out in the form of proxy or voting instruction form.

This year, out of an abundance of caution, to proactively deal with the unprecedented public health impact of corona virus disease, also known as COVID-19, and to mitigate risks to the health and safety of our communities, shareholders, employees and other stakeholders, although we plan to hold an in-person meeting, we strongly recommend that shareholders vote by proxy or voting instruction form in advance of the meeting and DO NOT attend the meeting in person. Only the matters referred to in the accompanying Notice of Meeting will be addressed at the meeting. There will be no additional presentations at the meeting.

Shareholders can join the meeting by telephone by requesting the dial-in details to our conference line from Barbara Fox at bfox@kolibrienergy.com. Please dial-in 5-10 minutes prior to the scheduled start time.

Shareholders who dial-in to our conference line will be not able to vote through this method. We recommend that you vote by proxy or voting instruction form in advance of the meeting.

"David Neuhauser"	"Wolf Regener"
DAVID NEUHAUSER	WOLF REGENER
Chairman of the Board	President & Chief Executive Officer

KOLIBRI GLOBAL ENERGY INC.
3623 Old Conejo Road, Suite 207
Newbury Park, California 91320

NOTICE OF ANNUAL GENERAL MEETING

NOTICE IS HEREBY GIVEN THAT the annual general meeting of the shareholders of Kolibri Global Energy Inc. (the "Company") will be held at 10th Floor - 595 Howe Street, Vancouver, British Columbia, V6C 2T5, on Wednesday, July 28, 2021 at the hour of 09:00 a.m. (local time in the City of Vancouver, British Columbia), and any adjournments thereof, for the following purposes:

1. to receive and consider the report of the directors and the consolidated financial statements of the Company together with the auditors' report thereon for the financial year ended December 31, 2020;

2. to fix the number of directors at four (4);

3. to elect directors for the ensuing year;

4. to appoint the auditors for the ensuing year and authorize the directors to fix the remuneration to be paid to the auditors; and

5. to transact such further or other business as may properly come before the meeting and any adjournments thereof.

The accompanying information circular provides additional information relating to the matters to be dealt with at the meeting and is deemed to form part of this notice of meeting.

This year, out of an abundance of caution, to proactively deal with the unprecedented public health impact of corona virus disease, also known as COVID-19, and to mitigate risks to the health and safety of our communities, shareholders, employees and other stakeholders, although we plan to hold an in-person meeting, we strongly recommend that shareholders vote by proxy or voting instruction form in advance of the meeting and DO NOT attend the meeting in person. Only the matters referred to in the accompanying Notice of Meeting will be addressed at the meeting. There will be no additional presentations at the meeting.

Shareholders can join the meeting by telephone by requesting the dial-in details to our conference line from Barbara Fox at bfox@kolibrienergy.com. Please dial-in 5-10 minutes prior to the scheduled start time.

Shareholders who dial-in to our conference line will be not able to vote through this method. We recommend that you vote by proxy or voting instruction form in advance of the meeting.

DATED this 22nd day of June, 2021.

By Order of the Board of Directors of
Kolibri Global Energy Inc.

"Wolf Regener"
WOLF REGENER
President and Chief Executive Officer

KOLIBRI GLOBAL ENERGY INC.
3623 Old Conejo Road, Suite 207
Newbury Park, California 91320

MANAGEMENT INFORMATION CIRCULAR
(Unless otherwise indicated, all information is as at June 22, 2021)

The Company is providing this information circular (the "Information Circular") and a form of proxy in connection with management's solicitation of proxies for use at the annual general meeting (the "Meeting") of the Company to be held on Wednesday, July 28, 2021 and at any adjournments thereof.  Unless the context otherwise requires, when we refer in this Information Circular to the Company, its subsidiaries are also included.  The Company will conduct its solicitation by mail and officers and employees of the Company may, without receiving special compensation, also telephone or make other personal contact.  The Company will pay the cost of solicitation.

Unless otherwise indicated, dollar figures in this Information Circular are in U.S. currency.  Canadian dollars are referred to as "C$" herein.

This year, out of an abundance of caution, to proactively deal with the unprecedented public health impact of corona virus disease, also known as COVID-19, and to mitigate risks to the health and safety of our communities, shareholders, employees and other stakeholders, we strongly recommend that shareholders vote by proxy or voting instruction form in advance of the Meeting and DO NOT attend the Meeting in person.

Shareholders can join the Meeting by telephone by requesting the dial-in details to our conference line from Barbara Fox at bfox@kolibrienergy.com. Please dial-in 5-10 minutes prior to the scheduled start time.

Shareholders who dial-in to our conference line will be not able to vote through this method. We recommend that you vote by proxy or voting instruction form in advance of the Meeting.

APPOINTMENT OF PROXYHOLDER

The purpose of a proxy is to designate persons who will vote the proxy on a shareholder's behalf in accordance with the instructions given by the shareholder in the proxy.  The persons whose names are printed in the enclosed form of proxy are officers or directors of the Company (the "Management Proxyholders").

A shareholder has the right to appoint a person other than a Management Proxyholder, to represent the shareholder at the Meeting by inserting the desired person's name in the blank space provided or by executing a proxy in a form similar to the enclosed form. A proxyholder need not be a shareholder.

VOTING BY PROXY

Only registered shareholders or duly appointed proxyholders are permitted to vote at the Meeting.  Common shares of the Company ("Shares") represented by a properly executed proxy will be voted or be withheld from voting on each matter referred to in the Notice of Meeting in accordance with the instructions of the shareholder on any ballot that may be called for and if the shareholder specifies a choice with respect to any matter to be acted upon, the Shares will be voted accordingly.

If a shareholder does not specify a choice and the shareholder has appointed one of the Management Proxyholders as proxyholder, the Management Proxyholder will vote in favour of the matters specified in the Notice of Meeting and in favour of all other matters proposed by management at the Meeting.

The enclosed form of proxy also gives discretionary authority to the person named therein as proxyholder with respect to amendments or variations to matters identified in the Notice of the Meeting and with respect to other matters which may properly come before the Meeting. At the date of this Information Circular, management of the Company knows of no such amendments, variations or other matters to come before the Meeting.

COMPLETION AND RETURN OF PROXY

Completed forms of proxy must be deposited at the office of the Company's registrar and transfer agent, Computershare Trust Company of Canada, Proxy Department, 100 University Avenue, 8th Floor, Toronto, Ontario M5J 2Y1; or sent by fax to Computershare Trust Company of Canada, Proxy Department at 1-866-249-7775 within North America or (416) 263-9524 outside North America, not later than two business days, excluding Saturdays, Sundays and holidays, prior to the time of the Meeting, unless the chairman of the Meeting elects to exercise his discretion to accept proxies received subsequently.

NOTICE-AND-ACCESS

The Company is not sending this Information Circular to registered or beneficial shareholders using "notice-and-access" as defined under NI 54-101 - Communication with Beneficial Owners of Securities of a Reporting Issuer ("NI 54-101") of the Canadian Securities Administrators.

NON-REGISTERED HOLDERS

Only shareholders whose names appear on the records of the Company as the registered holders of Shares or duly appointed proxyholders are permitted to vote at the Meeting. Most shareholders of the Company are "non-registered" shareholders because the Shares they own are not registered in their names but instead are registered in the name of a nominee such as a brokerage firm through which they purchased the Shares; bank, trust company, trustee or administrator of self-administered RRSPs, RRIFs, RESPs and similar plans; or clearing agency such as The Canadian Depository for Securities Limited (a "Nominee"). If you purchased your Shares through a broker, you are likely to be a non-registered holder.

In accordance with securities regulatory policy, the Company has distributed copies of the Meeting materials, being the Notice of Meeting, this Information Circular and the Proxy, to the Nominees for distribution to non-registered holders.  Nominees are required to forward the Meeting materials to non-registered holders to seek their voting instructions in advance of the Meeting.  Shares held by Nominees can only be voted in accordance with the instructions of the non-registered holder.  The Nominees often have their own form of proxy, mailing procedures and provide their own return instructions.  If you wish to vote by proxy, you should carefully follow the instructions from the Nominee in order that your Shares are voted at the Meeting.

If you, as a non-registered holder, wish to vote at the Meeting in person, you should appoint yourself as proxyholder by writing your name in the space provided on the request for voting instructions or proxy provided by the Nominee and return the form to the Nominee in the envelope provided. Do not complete the voting section of the form as your vote will be taken at the Meeting.

In accordance with the requirements of NI 54-101, the Company has elected to send the Meeting materials directly to "non-objecting beneficial owners" ("NOBOs"). If the Company or its agent has sent these materials directly to you (instead of through a Nominee), your name and address and information about your holdings of securities have been obtained in accordance with applicable securities regulatory requirements from the Nominee holding on your behalf.  By choosing to send these materials to you directly, the Company (and not the Nominee holding on your behalf) has assumed responsibility for (i) delivering these materials to you and (ii) executing your proper voting instructions. Please return your voting instructions as specified in the request for voting instructions.

The Company intends to pay for an intermediary to deliver to "objecting beneficial owners" (or "OBOs") the proxy-related materials and Form 54-101F7 Request for Voting Instructions Made by Intermediary.

REVOCABILITY OF PROXY

In addition to revocation in any other manner permitted by law, a shareholder, his or her attorney authorized in writing or, if the shareholder is a corporation, a corporation under its corporate seal or by an officer or attorney thereof duly authorized, may revoke a proxy by instrument in writing, including a proxy bearing a later date. The instrument revoking the proxy must be deposited at the registered office of the Company, at any time up to and including the last business day preceding the date of the Meeting, or any adjournments thereof, or with the chairman of the Meeting on the day of the Meeting.

Only registered shareholders have the right to revoke a proxy.  Non-registered holders who wish to change their vote must, in sufficient time in advance of the Meeting, arrange for their respective Nominees to revoke the proxy on their behalf.

VOTING SHARES AND PRINCIPAL HOLDERS THEREOF

The Company is authorized to issue an unlimited number of Shares without par value, of which 232,922,625 Shares are issued and outstanding as of at June 22, 2021, the record date for the Meeting (the "Record Date").  Persons who are registered shareholders at the close of business on the Record Date will be entitled to receive notice of and vote at the Meeting and will be entitled to one vote for each Share held. The Company has only one class of shares currently issued and outstanding.

To the knowledge of the directors and executive officers of the Company, except as disclosed below, no person beneficially owns, controls or directs, directly or indirectly, Shares carrying 10% or more of the voting rights attached to all Shares of the Company.

On January 3, 2018 Harrington Global Limited ("Harrington Global") which manages and advises Harrington Opportunities Fund Limited (the "Harrington Fund"), filed an early warning report, pursuant to which the Harrington Fund was reported to beneficially own, as at January 3, 2018, 36,223,000 Common Shares, representing approximately 15.57% of the issued and outstanding share capital in the Company.

According to the Company's filings on SEDI, as at the Record Date, Harrington Global beneficially owned 40,770,500 Shares, representing approximately 17.50% of the issued and outstanding share capital of the Company. The directors and executive officers of the Company are not aware of any change in the foregoing information.

BUSINESS OF THE ANNUAL GENERAL MEETING

Receipt of the Financial Statements and Auditors' Report

The consolidated financial statements of the Company for the year ended December 31, 2020 and the auditors' report thereon will be placed before the shareholders at the Meeting.

If you wish to receive interim and/or annual financial statements from the Company you are encouraged to send the enclosed return card to Computershare Investor Services Inc. at the address set forth on the return card.

Election of Directors

The directors of the Company are elected at each annual meeting and hold office until the next annual meeting or until their successors are appointed.

Shareholder approval will be sought to fix the number of directors of the Company at four (4).

The Company has an Audit Committee, a Compensation Committee, a Corporate Governance Committee, a Health, Safety and Environmental ("HS&E") Committee and a Reserves Committee.

Management of the Company proposes to nominate each of the following persons for election as a director.  Information concerning such persons, as furnished by the individuals, is as follows:

Name, Jurisdiction of Residence and Position	Principal Occupation, Business or Employment	Previous Service as a Director	Number of Shares beneficially owned, or controlled or directed, directly or indirectly(6)
David Neuhauser(1)(2)(3)(5) Illinois, USA Director	Founder and Managing Director of Livermore Partners LLC	Since November 1, 2016	11,946,900(9)
Eric Brown(1)(2)(3)(4)(5) British Columbia, Canada Director	President, E M Brown Consulting Corporation	Since May 26, 2008	412,000(7)
Leslie O'Connor(1)(2)(3)(4)(5) Colorado, USA Director	Associate of MHA Petroleum Consultants, LLC. since February 2017. Managing Partner of MHA Petroleum Consultants, LLC. between May 2006 and February 2017.	Since April 11, 2014	25,000
Wolf Regener(4) California, USA President, CEO and Director	President and CEO of the Company since May 27, 2008	Since May 25, 2010	2,575,927(8)

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

(3) Member of the Corporate Governance Committee.

(4) Member of the HS&E Committee.

(5) Member of the Reserves Committee.

(6) Shares beneficially owned, or controlled or directed, directly or indirectly, as at the Record Date, based upon information furnished to the Company by individual directors.

(7) 249,000 Shares held through E M Brown Consulting Corp., a company controlled by Mr. Brown.

(8) 1,312,661 Shares held through Regener Family Trust; 891,333 Shares held through W&L Regener Family Trust; 218,333 Shares held through NextGen Energy Inc.

(9) 11,946,900 Shares held through Livermore Partners LLC., a company controlled by Mr. Neuhauser.

Unless otherwise instructed, the persons named as proxyholder in the enclosed form of proxy intend to vote for the fixing of the number of directors at four (4) and for the director nominees listed herein.

No proposed director is to be elected under any arrangement or understanding between the proposed director and any other person or company, except the directors and executive officers of the Company acting solely in such capacity.

The Board believes that each director should have the confidence and support of the shareholders of the Company. To this end, the Board has unanimously adopted an Amended and Restated Majority Voting Policy and future nominees for election to the Board will be required to confirm that they will abide by this Amended and Restated Majority Voting Policy. Readers are referred to the full text of the policy, which is set out at Schedule "B" to this Information Circular.

To the knowledge of the Company, except as set out below, no proposed director:

(a) is, as at the date of the Information Circular, or has been, within 10 years before the date of the Information Circular, a director, chief executive officer ("CEO") or chief financial officer ("CFO") of any company (including the Company) that:

(i) was the subject, while the proposed director was acting in the capacity as director, CEO or CFO of such company, of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days; or

(ii) was subject to a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days, that was issued after the proposed director ceased to be a director, CEO or CFO but which resulted from an event that occurred while the proposed director was acting in the capacity as director, CEO or CFO of such company; or

(b) is, as at the date of this Information Circular, or has been within 10 years before the date of the Information Circular, a director or executive officer of any company (including the Company) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

(c) has, within the 10 years before the date of this Information Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the proposed director; or

(d) has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(e) has been subject to any penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable securityholder in deciding whether to vote for a proposed director.

Certain directors of the Company are presently directors of other reporting issuers (see "Participation of Directors in Other Reporting Issuers").

Appointment of Auditors

The shareholders will be asked to vote for the appointment of KPMG LLP, Chartered Professional Accountants, of Calgary, Alberta, as auditors of the Company until the close of the next annual meeting, at such remuneration as may be approved by the Board.  KPMG were first appointed auditors of the Company in May 2008.

Unless otherwise instructed, the persons named as proxyholder in the enclosed form of proxy intend to vote for the appointment of KPMG LLP, Chartered Professional Accountants as auditors of the Company.

EXECUTIVE COMPENSATION AND REMUNERATION OF DIRECTORS

The following Compensation Discussion and Analysis is intended to provide information about the Company's philosophy, objectives and processes regarding compensation for the executive officers of the Company. It explains how decisions regarding executive compensation are made and the reasoning behind these decisions.

Compensation Philosophy and Objectives of Compensation Programs

To achieve the Company's objectives, the Company believes it is critical to create and maintain compensation programs that attract and retain committed, highly-qualified personnel and to motivate them to assist in the achievement of the Company's business objectives, by providing appropriate rewards and incentives.

The Company's compensation program is designed to reward performance that contributes to the achievement of the Company's business strategy on both a short-term and long-term basis, without unduly increasing the risks associated with the Company's business and its business strategy. In furtherance of the foregoing the Company strives to reward qualities that it believes help achieve its strategy such as teamwork, individual performance in light of general economic and industry specific conditions, efforts to mitigate the business, financial and other risks facing the Company, integrity and resourcefulness, the ability to manage the Company's existing assets, the ability to identify and pursue new business opportunities, responsibility and accountability, and tenure with the Company.

Risk-Management Implications

The Compensation Committee exercises both positive and negative discretion in relation to compensation and the allocation of 'at-risk' compensation (being cash bonuses and securities-based compensation), to encourage and reward performance that does not increase, and where practical mitigates, the Company's exposure to business and financial risks including those identified in the Company's Annual Information Form and Management's Discussion and Analysis.  The nature of the business and the competitive environment in which the Company operates requires some level of risk-taking to achieve growth.  The following aspects of the Company's executive compensation program are designed to encourage practices and activities that should enhance long-term value and sustainable growth and limit incentives that could encourage inappropriate or excessive risk-taking:

• an annual cash bonus target, determined as a percentage of an executive's annual salary, that may be earned in a calendar year;

• staged vesting over a two or three year period of stock options granted to executives with a maximum of one-third vesting per annum; and

• staged vesting over a three year period of restricted share units.

The Compensation Committee regularly considers risks associated with the Company's compensation policies and practices. The Compensation Committee has not identified compensation policies or practices that are reasonably likely to have a material adverse effect on the Company.

The Company has adopted a policy prohibiting Named Executive Officers (as defined below) or directors from purchasing financial instruments that are designed to hedge or offset a decrease in market value of equity securities of the Company granted as compensation or held, directly or indirectly, by Named Executive Officers or directors.

Compensation Mix

The Company compensates its executive officers through base salary, cash bonuses, the award of stock options under the Company's stock option plan (the "Option Plan") and the award of restricted share units under the Company's restricted share units plan (the "RSU Plan") at levels which the Compensation Committee believes are reasonable in light of the performance of the Company under the leadership of the executive officers. The objective of the compensation program is to provide a combination of short, medium and long term incentives that reward performance and also are designed to achieve retention of high-quality executives. No bonuses were paid by the Company to its Named Executive Officers for the year ended December 31, 2020.

The following table provides an overview of the elements of the Company's compensation program.

Compensation Element	Award Type	Objective	Key Features
Base Salary	Salary	Provides a fixed level of regularly paid cash compensation for performing day-to-day executive level responsibilities.	Recognizes each officer's unique value and historical contribution to the success of the Company in light of salary norms in the industry and the general marketplace.
Annual Cash Bonuses	Annual non-equity incentive plan	Motivates executive officers to achieve key corporate objectives by rewarding the achievement of these objectives.	Discretionary cash payments recommended to the Board by the Compensation Committee based upon contribution to the achievement of corporate objectives and individual performance.
Long-Term Incentives	Option-based and share-based awards

Long-term, equity-based, incentive compensation that rewards long-term performance by allowing executive officers to participate in the long-term appreciation of the Company's Shares. The Compensation Committee believes that the granting of stock options and/or restricted share units is required in order for the Company to be competitive with its peers from a total remuneration standpoint and to encourage executive officer retention.

Annual and special incentive stock option awards granted as determined by the Board, typically based on recommendations from the Compensation Committee.  Options are granted at market price, generally vesting over two or three years and having a term of five years.

Restricted share units vest over a three-year period.

The Named Executive Officers are also eligible to participate in the same benefits offered to all full-time employees. The Company does not view these benefits as a significant element of its compensation structure but does believe that they can be used in conjunction with base salary to attract, motivate and retain individuals in a competitive environment.

Assessment of Compensation

In determining appropriate levels of executive compensation the Compensation Committee utilizes publicly available compensation surveys and information contained within annual proxy circulars. The Compensation Committee also takes into account recommendations made by the Chief Executive Officer in respect of the Named Executive Officers (other than himself). In reviewing comparative data, the Compensation Committee does not engage in benchmarking for the purposes of establishing compensation levels relative to any predetermined point. In the Compensation Committee's view, external and third-party survey data provides an insight into external competitiveness, but is not an appropriate single basis for establishing compensation levels. This is primarily due to the differences in the size, scope and location of operations of comparable corporations and the lack of sufficient appropriate matches to provide statistical relevance.

Salary: Base salary is intended to compensate core competences in the executive role relative to skills, experience and contribution to the Company. Base salary provides fixed compensation determined by reference to competitive market information. The Compensation Committee believes that salaries should be competitive and, as such, should provide the executive officers with an appropriate compensation that reflects their level of responsibility, industry experience, individual performance and contribution to the growth of the Company. The 2020 base salaries of the Named Executive Officers of the Company disclosed in the "Summary Compensation Table", were established primarily on this basis.

Annual Cash Bonuses: Bonuses are paid at the discretion of the Board on recommendation of the Compensation Committee, based upon the performance of the individual, achievement of corporate objectives and the individual executive's contribution thereto. Bonuses awarded by the Compensation Committee are intended to be competitive with the market while rewarding executive officers for meeting qualitative goals, including delivering near-term financial and operating results, developing long-term growth prospects, improving the efficiency and effectiveness of business operations and building a culture of teamwork focused on creating long-term shareholder value. Consistent with the flexible nature of the annual bonus program, the Compensation Committee does not assign any specific weight to any particular performance goal. The Board can exercise discretion to award compensation absent attainment of a pre-determined performance goal, or to reduce or increase the size of a bonus award.  To date, the Board has not exercised its discretion to award a bonus absent attainment of applicable performance goals. The Compensation Committee considers not only the Company's performance during the year with respect to the qualitative goals, but also with respect to market and economic trends and forces, extraordinary internal and market-driven events, unanticipated developments and other extenuating circumstances. In sum, the Compensation Committee analyzes the total mix of available information on a qualitative, rather than quantitative, basis in making bonus determinations. Target bonuses for Named Executive Officers may be exceeded if an executive officer is instrumental in the achievement of favourable milestones in addition to pre-determined objectives, and in circumstances where an executive's individual commitment and performance is exceptional.

Long-Term Incentives: The allocation of stock options and restricted share units, and the terms thereof, are integral components of the compensation package of the executive officers of the Company. The Company's Option Plan and RSU Plan are in place for the purpose of providing equity-based compensation to its officers, employees and consultants. The Compensation Committee believes that the grant of options and restricted share units to the executive officers serve to motivate achievement of the Company's long-term strategic objectives and the result will benefit all shareholders of the Company. Stock options and restricted share units are awarded to employees of the Company (including the directors and Named Executive Officers) by the Board based in part upon the recommendation of the Compensation Committee, which bases its recommendations in part upon recommendations of the Chief Executive Officer relative to the level of responsibility and contribution of the individuals toward the Company's goals and objectives.

To date, stock options granted to Named Executive Officers generally vest in tranches of one-third at the time of grant (subject to any applicable probationary period) and one-third on each of the first and second anniversary date of grant.  The Compensation Committee exercises its discretion to adjust the number of stock options and restricted share units awarded based upon its assessment of individual and corporate performance and the anticipated future hiring requirements of the Company. Also, the Compensation Committee considers the overall number of stock options and restricted share units that are outstanding relative to the number of outstanding Shares of the Company and the overall number of stock options and restricted share units held by each individual optionee relative to the number of stock options and restricted share units that are available under the Option Plan and RSU Plan in determining whether to make any new grants of stock options and restricted share units and the size of such grants. The granting of specific options and share units to Named Executive Officers are generally reviewed by the Compensation Committee for recommendation to the Board for final approval.  To date, the Compensation Committee has not recommended the grant of any restricted share units to Named Executive Officers or directors of the Company.

Performance Analysis

The following graph compares the yearly change in the cumulative total shareholder return for the Company's five most recently completed financial years, assuming an investment of C$100 was made on January 1, 2016 in the Shares, with the cumulative total return of the S&P/TSX Composite Index for the comparable period.

The trend in the Company's share price shown in the above graph corresponds approximately to the Company's compensation to its Named Executive Officers during the same periods.

The Compensation Committee reviews and recommends to the Board the remuneration of the Company's Named Executive Officers. The Compensation Committee's recommendations are based on a number of factors, including the Company's performance as measured by the advancement of business objectives, which performance is not necessarily reflected in the trading price of the Shares on the Toronto Stock Exchange (the "TSX"). See "Compensation Discussion and Analysis" above. The trading price of the Shares on the TSX is subject to fluctuation based on a number of factors, many of which are outside the control of the Company. These include, but are not limited to, fluctuations and volatility in commodity prices for crude oil, natural gas and natural gas liquids, fluctuations and volatility in foreign exchange rates, global economic conditions, changes in government, environmental policies, legislation and royalty regimes, and other factors, some of which are disclosed and discussed under the heading "Principal Business Risks" in the Company's most recently filed annual and interim Management's Discussion and Analysis and under the heading "Risk Factors" in the most recently filed Annual Information Form of the Company, all of which are available for viewing under the Company's profile at www.sedar.com.

Compensation Governance

The Company's executive compensation program is administered by the Compensation Committee, which is currently comprised solely of independent directors. During the fiscal year ended December 31, 2020, the Compensation Committee was comprised of Messrs. David Neuhauser, Eric Brown and Ford Nicholson. On October 28, 2020, Ford Nicholson was replaced by Leslie O'Connor.  Each member of the Compensation Committee is independent, as defined by applicable securities legislation, and is experienced in dealing with compensation matters by virtue of having previously held senior executive or similar positions requiring such individuals to be directly involved in establishing compensation philosophy and policies and in determining overall compensation of executives.

As part of its mandate, the Compensation Committee reviews and recommends to the Board the remuneration of the Company's senior executive officers. The Compensation Committee is also responsible for reviewing the Company's compensation policies and guidelines generally. During 2020, the Compensation Committee held three (3) formal meetings and several informal meetings to address compensation matters including matters relating to hiring decisions and option awards.

The Compensation Committee has a written mandate that sets out the Compensation Committee's structure, operations, and responsibilities.  Among other things, the mandate requires the Board to appoint to the Compensation Committee three or more directors who meet the independence and experience requirements of applicable securities laws and stock exchange policies, as determined by the Board.  The chair of the Compensation Committee may be designated by the Board or, if it does not do so, the members of the Compensation Committee may elect a chair by majority vote.  Decisions at Committee meetings are decided by a majority of votes cast.  The mandate also grants the Compensation Committee access to officers, employees and information of the Company and the authority to engage independent counsel and advisors as it deems necessary to perform its duties and responsibilities.  The mandate of the Compensation Committee is described under "Corporate Governance Practices - Compensation of Directors and the Chief Executive Officer".

Summary Compensation Table

The following table (presented in accordance with National Instrument Form 51-102F6 Statement of Executive Compensation) sets forth all annual and long term compensation for services in all capacities to the Company for the three most recently completed financial years of the Company in respect of the following individuals (each, a "Named Executive Officer" or "NEO")::

(a) each individual who acted as CEO or CFO for all or any portion of the most recently completed financial year,

(b) each of the three most highly compensated executive officers, or the three most highly compensated individuals acting in a similar capacity, (other than the CEO and the CFO), whose total compensation was, individually, more than $150,000 for the most recently completed financial year, and

(c) any individual who would have satisfied these criteria but for the fact that the individual was neither an executive officer of the Company, nor acting in a similar capacity, at the end of the most recently completed financial year.

Name and Principal Position	Year	Salary ($)	Share Based Awards ($)		Non-Equity Incentive Plan Compensation		Pension Value ($)	All Other Comp- ensation(4) ($)	Total Comp- ensation ($)
				Option- Based Awards (1)(2) ($)	Annual Incentive Plans(3) ($)	Long-Term Incentive Plans ($)
Wolf Regener(5) President and Chief Executive Officer	2020	326,000	Nil	Nil	Nil	Nil	Nil	Nil	326,000
	2019	387,400	Nil	Nil	Nil	Nil	Nil	Nil	387,400
	2018	376,100	Nil	83,300	Nil	Nil	Nil	Nil	459,400
Gary Johnson Chief Financial Officer and Vice President	2020	257,500	Nil	Nil	Nil	Nil	Nil	Nil	257,500
	2019	306,000	Nil	Nil	Nil	Nil	Nil	Nil	306,000
	2018	297,100	Nil	57,700	Nil	Nil	Nil	Nil	354,800

(1) Represents options to purchase Shares of the Company, with each option upon exercise entitling the holder to acquire one Share.  The grant date fair value has been calculated in accordance with Section 3870 of the CICA Handbook.  The value of option-based awards was determined using the Black-Scholes option pricing model. These options were granted, and the Company's Share trading price is reported in, Canadian dollars.  All amounts above are in US$, calculated using the currency rates in effect on the date of grant.

Wolf Regener: In 2018, the value of option-based awards, using the Black-Scholes option pricing model, was 325,000 Shares at C$0.33. The options were granted at an exercise price of C$0.57.  Key additional weighted average assumptions used were: (i) the risk free interest rate, which was 2.16%; (ii) current time to expiration of the option which was assumed to be 5 years; and (iii) the volatility for the Shares on the TSX, which was 67%.

Gary Johnson: In 2018, the value of option-based awards, using the Black-Scholes option pricing model, was 225,000 Shares at C$0.33. The options were granted at an exercise price of C$0.57.  Key additional weighted average assumptions used were: (i) the risk free interest rate, which was 2.16%; (ii) current time to expiration of the option which was assumed to be 5 years; and (iii) the volatility for the Shares on the TSX, which was 67%.

(2) The actual value of the options granted to the Named Executive Officers will be determined based on the market price of the Shares at the time of exercise of such options, which may be greater or less than grant date fair value reflected in the table above.  See "Outstanding Share-Based and Option-Based Awards - Named Executive Officers".

(3) Annual Incentive Plan amounts represent discretionary cash bonuses earned in the year noted but paid in the following year. See "Compensation Discussion and Analysis". As of the date of this Information Circular, no cash bonuses have been awarded for 2020.

(4) "Nil" indicates perquisites and other personal benefits did not exceed C$50,000 or 10 percent of the total of the annual salary of the Named Executive Officer during the reporting period. "All Other Compensation" includes perquisites and other benefits including vehicle allowance, parking, life insurance premiums and club membership fees.

(5) Wolf Regener was appointed as Chief Executive Officer on May 27, 2008. Mr. Regener also serves as a director of the Company and was first elected by shareholders on May 25, 2010.

Outstanding Share-Based Awards and Option-Based Awards - Named Executive Officers

The following table sets forth information with respect to all outstanding stock options granted under the Option Plan and all outstanding restricted share units under the RSU Plan to the Named Executive Officers, as at December 31, 2020.

	Option-Based Awards				Share-based Awards
	Number of Securities Underlying Unexercised Options (#)(1)	Option Exercise Price (US(2)/C$)	Option Expiration Date	Value of Unexercised In-the-Money Options (US/C$)(3)	Number of shares or units of shares that have not vested (#)	Market or payout value of share- based awards that have not vested (S)	Market or payout value of vested share- based awards not paid out or distributed (s)
Wolf Regener	300,000	0.32/0.41	April 13, 2021	Nil/Nil	Nil	Nil	Nil
	325,000	0.45/0.57	April 25, 2023	Nil/Nil	Nil	Nil	Nil

	Option-Based Awards				Share-based Awards
	Number of Securities Underlying Unexercised Options (#)(1)	Option Exercise Price (US(2)/C$)	Option Expiration Date	Value of Unexercised In-the-Money Options (US/C$)(3)	Number of shares or units of shares that have not vested (#)	Market or payout value of share- based awards that have not vested (S)	Market or payout value of vested share- based awards not paid out or distributed (s)
Gary Johnson	300,000	0.32/0.41	April 13, 2021	Nil/Nil	Nil	Nil	Nil
	225,000	0.45/0.57	April 25, 2023	Nil/Nil	Nil	Nil	Nil

(1) Options granted to Named Executive Officers are typically subject to vesting on the basis that one-third of the number granted vest on the date of grant, a further one-third vest on the first anniversary of the date of grant and the remaining third vest on the second anniversary of the date of grant.

(2) These options were granted, and the Company's Share trading price is reported, in Canadian dollars.  On December 31, 2020, the last trading day of the financial year, the exchange rate as reported by the Bank of Canada was US$0.7854 = Cdn$1.00.

(3) Calculated based on the closing price of the Company's Shares of C$0.055 (US$0.04) on December 31, 2020, the last trading day of the financial year.

Incentive Plan Awards - Value Vested or Earned During the Year

The following table sets forth information in respect of the value of awards under the Option Plan and the RSU Plan to the Named Executive Officers of the Company that vested during the period ending December 31, 2020 and bonuses awarded to Named Executive Officers, for the financial year ending December 31, 2020.

Name	Option-Based Awards - Value Vested During Year (1)(2) (US$/C$)	Share-Based Awards - Value Vested During Year (C$)	Non-Equity Incentive Plan Compensation- Value Earned During Year (US$/C$)
Wolf Regener	Nil/Nil	N/A	Nil/Nil
Gary Johnson	Nil/Nil	N/A	Nil/Nil

(1) This amount is the dollar value that would have been realized if the options held by such individual had been exercised on the vesting date(s). This amount is computed by obtaining the difference between the market price of the underlying securities at exercise and the exercise or base price of the options under the option-based award on the vesting date.

(2) This amount is the dollar value realized computed by multiplying the number of Shares by the market value of the underlying shares on the vesting date.

Additional information regarding the significant terms of the Company's Option Plan and the Company's RSU Plan is provided under "Stock Option Plan" and "RSU Plan" below.

Pension Plan Benefits

The Company has not established a pension plan for the benefit of its executive officers that provides for payments or benefits at, following, or in connection with retirement.

Deferred Compensation Plans

The Company does not have any deferred compensation plans relating to a Named Executive Officer.

Employment Agreements and Termination and Change of Control Benefits

Wolf Regener is employed by the Company as President and Chief Executive Officer.  His salary for 2020 was $326,000 per annum. Mr. Regener's salary was reduced by 20% in March of 2020.  His employment contract provides for a severance payment upon termination of his employment either (a) without cause, or (b) on a "Change of Control", being an event resulting in new persons possessing more than 50% of the voting power of the Company or any successor company, and where one of the following circumstances occurs within twenty-four (24) months of such event:  (i) he is terminated without cause; (ii) his working location is transferred to a location more than fifty (50) miles from the Company's current place of business in Newbury Park, California; (iii) he is demoted to a position of lesser seniority or authority; or (iv) his base salary is reduced to an annual amount at least 25% less than his base salary prior to the acquisition (together, the "triggering events").  Upon occurrence of either of these events, the Company will pay Mr. Regener a severance payment in the amount of twenty-four (24) months' pay calculated on the basis of his base salary at the time of his termination, payable in accordance with the Company's standard payroll schedule. The Company will also reimburse his health care premiums for twenty-four (24) months of medical benefits. In the event of the termination of his employment upon either of the above events, all stock options then held by him will immediately vest and will remain exercisable until the earlier of the expiry date of the said options and the date which is twenty-four (24) months immediately following the date upon which such notice of termination is delivered by the Company. Assuming a triggering event took place on December 31, 2020, the incremental payments, payables and benefits that Mr. Regener would be entitled to are $652,000 plus approximately $116,600 in benefits (amount of premiums and vacation pay).  Mr. Regener would also be entitled to the amount of any bonus awarded but not then paid.

Gary Johnson is employed by the Company as Chief Financial Officer and Vice President. His salary in 2020 was $257,500 per annum.  Mr. Johnson's salary was reduced by 20% in March of 2020.  If Mr. Johnson's employment agreement is terminated without cause or upon a Change of Control (which is defined, in this instance, as an event in which a person or group acquires more than 50% of the Company's outstanding capital stock, the sale of all or substantially all of the assets of the Company, or the removal of more than 50% of the then incumbent directors of the Company or the election of a majority of members of the board who were not nominees of the Company's incumbent board at the time immediately preceding such election, and where one of the following occurs within twelve (12) months of such event:  (i) his working location is transferred to a location more than fifty (50) miles from the Company's current place of business in Newbury Park, California; (ii) there is a material diminution in his authorities, duties or responsibilities; or (iii) his gross base salary is reduced by at least 10%) his employment contract entitles him, in addition to his final pay and benefits and accrued paid time off through the last date of employment, to the following payments upon termination: a severance payment of twelve (12) months' pay calculated on the basis of his base salary at the time of his termination, payable in accordance with the Company's standard payroll schedule and reimbursement for group health coverage for twelve (12) months.  In addition, under the Company's stock option plan, in the event of Change of Control all stock options then held will immediately vest and, in the event of a termination without cause, all stock options will remain exercisable until the earlier of the expiry date and the date which is ninety (90) days immediately following the date upon which such notice of termination is delivered by the Company. Assuming a termination without cause or a Change of Control took place on December 31, 2020, the incremental payments, payables and benefits that Mr. Johnson would be entitled to as at such date is $257,500 plus approximately $63,500 in benefits (vacation pay and medical benefits).  Mr. Johnson would also be entitled to any bonus awarded and not then paid.

The Company's Option Plan agreements, including those agreements with the Named Executive Officers, contain a provision that if a Change of Control occurs, all option shares subject to outstanding options will become vested, whereupon such options may be exercised in whole or in part subject to the approval of the TSX, if necessary.

Compensation of Directors

The Company compensates its executive officers through base salary, cash bonuses and the award of stock options under the Option Plan.  The Company also has the ability to award restricted share units under the RSU Plan. No bonuses were paid by the Company to its directors for the year ended December 31, 2020.

The following table sets forth the compensation paid to the directors who are not also NEOs for the Company's most recently completed financial year:

Director Name	Fees Earned(1)	Share- Based Awards	Option- Based Awards	Non-Equity Incentive Plan Compensation	Pension Value	All Other Compensation	Total
	($)	($)	($)	($)	($)	($)	($)
David Neuhauser	30,700	Nil	Nil	Nil	Nil	Nil	27,100
Eric Brown	30,700	Nil	Nil	Nil	Nil	Nil	27,100
Leslie O'Connor	10,400	Nil	Nil	Nil	Nil	Nil	3,800
Ford Nicholson(2)	20,200	Nil	Nil	Nil	Nil	Nil	20,200
Victor Redekop(2)	6,700	Nil	Nil	Nil	Nil	Nil	6,700
Wesley Clark(2)	3,700	Nil	Nil	Nil	Nil	Nil	3,700

(1) Directors' fees are earned in Canadian dollars.  All amounts above are in US$, calculated using the annual average currency rate as reported by the Bank of Canada of US$0.745 = Cdn$1.00.  Directors' fees are comprised of meeting fees of Cdn$1,000 per meeting attended.  Special Committee members are paid $1,500 USD per month for the number of months that the Special Committee is active.

(2) Director not run for re-election at the annual meeting and ceased to be a director of the Company on October 28, 2020.

The compensation of Mr. Regener, who is both a director and a Named Executive Officer, is disclosed in the sections above.

Outstanding Share-Based Awards and Option-Based Awards - Directors

The following table sets forth information with respect to all outstanding share-based and option-based awards to directors who are not Named Executive Officers as at December 31, 2020.

Option-based Awards					Share-based Awards
Name	Number of Securities Underlying Unexercised Options (#)(1)	Option Exercise Price (US(2)/C$)	Option Expiration Date	Value of Unexercised In-the-Money Options(3) (US(2)/C$)	Number of shares or units of shares that have not vested (#)	Market or payout value of share- based awards that have not vested (S)	Market or payout value of vested share- based awards not paid out or distributed (s)
David Neuhauser	300,000	0.24/0.31	November 8, 2021	Nil/Nil	Nil	Nil	Nil
	100,000	0.45/0.57	April 25, 2023	Nil/Nil	Nil	Nil	Nil
Eric Brown	300,000	0.32/0.41	April 13, 2021	Nil/Nil	Nil	Nil	Nil
	100,000	0.45/0.57	April 25, 2023	Nil/Nil	Nil	Nil	Nil
Leslie O'Connor	300,000	0.32/0.41	April 13, 2021	Nil/Nil	Nil	Nil	Nil
	100,000	0.45/0.57	April 25, 2023	Nil/Nil	Nil	Nil	Nil
Ford Nicholson	300,000	0.32/0.41	April 13, 2021	Nil/Nil	Nil	Nil	Nil
	250,000	0.45/0.57	April 25, 2023	Nil/Nil	Nil	Nil	Nil

Option-based Awards					Share-based Awards
Name	Number of Securities Underlying Unexercised Options (#)(1)	Option Exercise Price (US(2)/C$)	Option Expiration Date	Value of Unexercised In-the-Money Options(3) (US(2)/C$)	Number of shares or units of shares that have not vested (#)	Market or payout value of share- based awards that have not vested (S)	Market or payout value of vested share- based awards not paid out or distributed (s)
Victor Redekop	300,000	0.32/0.41	April 13, 2021	Nil/Nil	Nil	Nil	Nil
	100,000	0.45/0.57	April 25, 2023	Nil/Nil	Nil	Nil	Nil
Wesley Clark	300,000	0.32/0.41	April 13, 2021	Nil/Nil	Nil	Nil	Nil
	100,000	0.45/0.57	April 25, 2023	Nil/Nil	Nil	Nil	Nil

(1) Options granted to directors are typically subject to vesting on the basis that one-third of the number granted vest on the date of grant, a further one-third vest on the first anniversary of the date of grant and the remaining third vest on the second anniversary of the date of grant.

(2) These options were granted, and the Company's Share trading price is reported, in Canadian dollars. On December 31, 2020, the last trading day of the financial year, the exchange rate as reported by the Bank of Canada was US$0.7854 = Cdn$1.00.

(3) Calculated based on the closing price of the Company's Shares of C$0.055 (US$0.04) on December 31, 2020, the last trading day of the financial year.

Incentive Plan Awards - Value Vested or Earned During the Year

The following table sets forth information in respect of the value of awards under the Option Plan and the RSU Plan to directors that vested during the period ending December 31, 2020 and bonuses awarded to directors, for the financial year ending December 31, 2020.

Name	Option-Based Awards - Value Vested During Year(1)(2) (US$/C$)	Share-Based Awards - Value Vested During Year(3) (US$/C$)	Non-Equity Incentive Plan Compensation- Value Earned During Year (US$/C$)
David Neuhauser	Nil/Nil	N/A	Nil/Nil
Eric Brown	Nil/Nil	N/A	Nil/Nil
Leslie O'Connor	Nil/Nil	N/A	Nil/Nil
Ford Nicholson	Nil/Nil	N/A	Nil/Nil
Victor Redekop	Nil/Nil	N/A	Nil/Nil
Wesley Clark	Nil/Nil	N/A	Nil/Nil

(1) This amount is the dollar value that would have been realized if the options held by such individual had been exercised on the vesting date(s). This amount is computed by obtaining the difference between the market price of the underlying securities at exercise and the exercise or base price of the options under the option-based award on the vesting date.

(2) The actual value of the options granted to the director will be determined based on the market price of the Shares at the time of exercise of such options, which may be greater or less than the value at the date of vesting reflected in the table above.

(3) This amount is the dollar value realized computed by multiplying the number of Shares by the market value of the underlying shares on the vesting date

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Except as set out herein, no person who has been a director or executive officer of the Company at any time since the beginning of the Company's last financial year, no proposed nominee of management of the Company for election as a director of the Company and no associate or affiliate of the foregoing persons, has any material interest, direct or indirect, by way of beneficial ownership or otherwise, in matters to be acted upon at the Meeting other than the election of directors and the matters described under "Particulars Of Other Matters To Be Acted Upon" in this Information Circular.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Management of the Company is not aware of any material interest, direct or indirect, of any director or officer of the Company, any person or company who beneficially owns, controls or directs, directly or indirectly, more than 10 percent of the Company's voting securities, or any associate or affiliate of such person in any transaction since January 1, 2020 or in any proposed transaction which in either case has materially affected or will materially affect the Company or its subsidiaries.

MANAGEMENT CONTRACTS

No management functions of the Company or any subsidiaries are performed to any substantial degree by a person other than the directors or executive officers of the Company at any time since the start of the Company's most recent completed financial year.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

At no time since the beginning of the year ended December 31, 2020 has there been any indebtedness of any director or officer, or any associate of any such director or officer, to the Company or to any other entity which is, or at any time has been, the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Company.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth information, as at the end of the most recently completed financial year, with respect to the Company's compensation plans under which equity securities are authorized for issuance.

Plan Category	Number of Shares to be issued upon exercise of outstanding options, warrants or rights (a)(1)	Weighted-average exercise price of outstanding options, warrants or rights (b) (C$)	Number of Shares remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (2) (c)
Equity compensation plans approved by security holders	4,655,000	0.45	18,637,262
Equity compensation plans not approved by security holders	Nil	Nil	Nil
Total	4,655,000	0.45	18,637,262

(1) Incentive stock options are the only compensation arrangement in respect of which equity securities of the Company are currently authorized for issuance.

(2) Represents the number of Shares remaining available for future issuance under stock options available for grant as of December 31, 2020 under the Option Plan. The maximum number of Shares which may be issued pursuant to options granted under the Plan is 10% of the issued and outstanding Shares at the time of grant.

STOCK OPTION PLAN

The Company's Option Plan was adopted in 2008 and approved by the shareholders on May 27, 2009.  The Option Plan governs the issuance of stock options to directors, officers, employees, management company employees (as defined in the Option Plan), and consultants and service providers of the Company and its subsidiaries that are retained by the Company and its subsidiaries, (the "Eligible Participants").  The purpose of the Plan is to give to Eligible Participants, as additional compensation, the opportunity to participate in the success of the Company by granting to such individuals options, exercisable over periods of up to ten (10) years as determined by the board of directors of the Company, to buy shares of the Company at a price not less than the market price at the time of grant.

The directors approved amendments to the Option Plan on May 15, 2019 to facilitate the administration of the Option Plan, including cashless exercise of options and to comply with certain United States state laws.  The amendments to the Option Plan do not prejudice the rights of any optionee and do not fall within any of the specified types of amendments that would require shareholder approval under the terms of the Option Plan or the policies of the TSX.

The maximum number of Shares reserved for issuance pursuant to the Option Plan, together with any Shares reserved for issuance pursuant to any other security based compensation arrangements (as defined by the rules of the TSX), is 10% of the Company's issued Shares from time to time. As at the Record Date, 10% of the issued and outstanding Shares is 23,292,265.

Any unallocated entitlements under the Option Plan must be approved and ratified by shareholders every three years. The next date by which unallocated entitlements under the Option Plan require such approval is required is October 28, 2023.

In addition to the limitation on the number of Shares reserved for issuance, the Option Plan contains the following additional limitations:

(a) the number of Shares reserved for issuance under the Option Plan and all of the Company's other previously established or proposed share compensation arrangements in aggregate shall not exceed 10% of the total number of issued and outstanding Shares at the grant date on a non-diluted basis;

(b) the number of Shares issuable to Insiders at any time under all security based compensation arrangements shall not exceed 10% of the total number of issued and outstanding Shares on a non-diluted basis;

(c) the number of Shares issued to Insiders as a group within a one year period under all security based compensation arrangements shall not exceed 10% of the total number of issued and outstanding Shares as at the end of such one year period; and

(d) the maximum non-employee director participation under the Option Plan (together with the equity award value of restricted share units granted to each such director under the Company's RSU Plan) is limited to an annual equity award value of $100,000 per non-employee director, provided that this limit does not apply to an initial grant of options to a newly appointed or elected non-employee director.

The exercise price of each stock option is determined by the Board at the time of granting the stock option, provided that the exercise price of stock options granted pursuant to the Option Plan cannot be lower than the last closing price of the Shares on the TSX at the time of grant.

Pursuant to the terms of the Option Plan, the Board has the discretion to determine the term and vesting provisions of the stock options at the time of granting the stock options.  Options granted to date typically vest as to one-third on the date of grant and one-third on each of the first and second anniversaries of the date of grant.

The Option Plan does not contain provisions allowing for the transformation of a stock option into a stock appreciation right.

If any options issued under the Option Plan are not exercised within their term, the Shares reserved and authorized for issuance pursuant to such stock options will again be available for issuance under the Option Plan.

Although the maximum term of options granted under the Option Plan is ten years, options granted to date generally have a five year term.  The expiry date of an option is the later of the specified expiry date and, where a blackout period is imposed by the Company and the specified expiry date falls within the blackout period or within 5 trading days after such a blackout period, the date that is 10 trading days following the end of the blackout period.

Options are non-transferable and non-assignable.  All options held by an Eligible Participant whose office or employment is terminated for cause cease to be exercisable on the date of such termination, whether vested or not.

If an optionee ceases to be an Eligible Participant other than for cause or as a result of death or disability, options held by such optionee that have vested remain exercisable for a period of not more than 90 days after the optionee ceases to be an Eligible Participant (30 days if the optionee is engaged in investor relations activities), unless a longer period is provided pursuant to the terms of the optionee's employment agreement with the Company.  In the event of the optionee's death or disability, for a period of 365 days subject, in each case, to the option expiry date, if earlier. For greater certainty, options that have not vested at the time an optionee ceases to be an Eligible Participant shall not vest and will be cancelled.

Upon a change of control (as defined in the Option Plan) all Shares subject to stock options shall immediately become vested and may thereupon be exercisable in whole or in part by the option holder.  The Board has the power to accelerate the expiry date of outstanding stock options in connection with a take-over bid.

The Option Plan contains a cashless exercise feature whereby the exercise price of options may, at a participant's election, be advanced by an independent brokerage firm.  The advance is deducted from the proceeds of sale of the Shares issued on exercise, and the remaining proceeds are paid to the participant.

The Option Plan permits the directors to amend, modify and change the provisions of an option or the Option Plan without obtaining approval of shareholders in certain circumstances.  The amendment provisions of the Option Plan are as follows:

(a) the Board may, at any time and from time to time, amend, suspend or terminate the Option Plan and securities granted thereunder without shareholder approval, provided that no such amendment, suspension or termination may be made without obtaining any required approval of any regulatory authority or stock exchange or the consent or deemed consent of an optionee where such amendment, suspension or termination materially prejudices the rights of that optionee.

(b)  notwithstanding the foregoing, the Board may not, without the approval of the shareholders of the Company, make amendments to the Option Plan for any of the following purposes:

(i)  to increase the maximum percentage of Shares that may be issued pursuant to options granted under the Option Plan as set out in the Option Plan;

(ii)  to reduce the exercise price of options;

(iii)  to extend the expiry date of options;

(iv) to increase the non-employee director participation limit outlined above;

(v)  to permit options to be transferable or assignable other than for normal estate settlement purposes; and

(vi)  to amend the provisions of this subsection (b).

(c)  in addition to changes that may be made pursuant to the Option Plan in connection with a share reorganization, special distribution or corporate organization, the Board may, at any time and from time to time, without the approval of the shareholders of the Company, amend any term of any outstanding option (including, without limitation, the exercise price, vesting and expiry of the option), provided that:

(i)  any required approval of any regulatory authority or stock exchange is obtained;

(ii)  if the amendments would reduce the exercise price or extend the expiry date of options, approval of the shareholders of the Company must be obtained;

(iii)  the Board would have had the authority to initially grant the option under the terms so amended; and

(iv)  the consent or deemed consent of the optionee is obtained if the amendment would materially prejudice the rights of the optionee under the option.

The Option Plan provides for adjustment, subject to approval of the stock exchange on which the Shares are then listed, of the number of option Shares and/or the exercise price in the event of a Share Reorganization or a Special Distribution (each as defined in the Option Plan).  In the case of a Corporate Reorganization (as defined in the Option Plan), an optionee will become entitled to purchase the kind and amount of shares or other securities or property that the optionee would have been entitled to receive had he held the Shares underlying the Options on the effective date of the reorganization, with appropriate adjustments.

Burn Rate - The Option Plan burn rate for each of the three most recently completed fiscal years is set out below:

Year End	Options Granted	WASO	Burn Rate(1)
2020	Nil	N/A	N/A
2019	330,000	232,922,625	0.14%
2018	2,005,000	232,776,689	0.86%

(1) Annual burn rate is expressed as a percentage and is calculated by dividing the number of securities granted under the plan by the weighted average number of securities outstanding for the applicable fiscal year.

This summary of certain features of the Option Plan is subject to and qualified in its entirety by reference to the full text of the Option Plan, which is available for viewing on the Company's website at www.kolibrienergy.com. The Option Plan will also be available for inspection by shareholders during normal business hours prior to the date of the Meeting at the Company's records office at Suite 1000, 595 Howe Street, Vancouver, BC, and can also be requested by contacting the Chief Financial Officer of the Company at 3623 Old Conejo Road, Suite 207, Newbury Park, California 91320, tel: (805) 484-3613.

RSU PLAN

The Company's RSU Plan was adopted in 2013 and approved by the shareholders on July 19, 2013.  Pursuant to the RSU Plan, the Company may grant restricted share units to directors, officers and employees of the Company or any subsidiary thereof. The RSU Plan has been established to provide a greater alignment of interests between directors, executive officers and employees of the Company and its affiliates (for the purposes of this section, "Designated Participants") and shareholders of the Company, and to provide a compensation mechanism for Designated Participants that appropriately reflects the responsibility, commitment and risk accompanying their roles. The RSU Plan is also intended to assist the Company to attract, retain and motivate Designated Participants with experience and ability, and to allow Designated Participants to participate in the success of the Company.

The directors approved amendments to the RSU Plan on May 15, 2019 to facilitate the administration of the RSU Plan and to comply with certain United States state laws.  The amendments to the RSU Plan do not adversely alter or impair any rights of a Designated Participant and do not fall within any of the specified types of amendments that would require shareholder approval under the terms of the RSU Plan or the policies of the TSX.

Any unallocated entitlements under the RSU Plan must be approved and ratified by shareholders every three years. If the RSU Plan is approved at the Meeting, the next date by which such approval is required is June 25, 2022.

The following is a summary of certain features of the RSU Plan:

Awarding RSUs

  The Board has authority to administer and interpret the RSU Plan.

  Restricted share units (the "RSUs") may be granted to such Designated Participants as may be determined by the Board in its sole discretion with effect from such dates as the Board may specify.  As at the date of this Circular, no RSUs have been granted.

  Whenever a dividend is paid on the Shares, additional RSUs ("dividend equivalent RSUs") will be credited to a Designated Participant's RSU account.  The number of such additional RSUs to be so credited will be calculated by dividing the dividend that would have been paid to such Designated Participant if the RSUs recorded in the Designated Participant's RSU account as at the record date for the dividend had been Shares, whether or not vested, by the five-day volume-weighted average price of the shares on TSX (the "Market Value") on the Trading Day (as defined in the RSU Plan) immediately preceding the date on which the Shares began to trade on an ex-dividend basis, rounded down to the next whole number of RSUs.

  The Shares which may be made subject to issuance under RSUs from time to time may not exceed 1.5% of the number of outstanding Shares from time to time calculated on a non-diluted basis, and Shares reserved for issuance pursuant to granted RSUs will reduce the number of Shares that may be made subject to Options under the Option Plan.

  The maximum number of Shares issuable to insiders, at any time, pursuant to the RSU Plan, together with all of the Company's other security based compensation arrangements, is 10% of the Company's issued and outstanding Shares calculated on a non-diluted basis; and

  The maximum number of Shares issued to insiders within any one year period pursuant to the RSU Plan, together with all of the Company's other security based compensation arrangements, is 10% of the Company's issued and outstanding Shares calculated on a non-diluted basis; and

  The equity award value of RSUs granted each year to any one non-employee director, together with the equity award value of options to purchase Shares granted pursuant to the Company's stock option plan in such year, is limited to $100,000, except in the case of an initial grant of RSUs to newly appointed or elected non-employee directors.

Termination of Employment

  If the Designated Participant's employment ceases because of termination for cause or because of the resignation of the Designated Participant other than for good reason, all RSUs (and any dividend equivalent RSUs credited in respect thereof), whether or not vested, shall immediately expire and the Designated Participant shall have no further rights respecting such RSUs (and dividend equivalent RSUs); and

  If a Designated Participant's RSUs have not vested and the Designated Participant's employment ceases because of termination without cause or resignation for good reason, a pro-rata portion of the Designated Participant's RSUs (and any dividend equivalent RSUs credited in respect thereof) that are scheduled to vest on the next scheduled vesting date set forth in the grant notice shall vest, based on the number of days since the grant date to the date of such termination or resignation in relation to the total number of days from the grant date to such vesting date.

Transferability

  Rights with respect to RSUs shall not be transferable or assignable other than by will or the laws of descent and distribution.

Vesting

  RSUs granted to a Designated Participant shall vest, as to one-third (1/3) of the number of such RSUs, on each of the first, second and third anniversaries of the Grant Date, unless otherwise directed by the Board, and dividend equivalent RSUs received by a Designated Participant shall vest with the RSUs in respect of which they were credited to the Designated Participant's RSU account.

  Dividend equivalent RSUs received by a Designated Participant shall vest with the RSUs in respect of which they were credited to the Designated Participant's RSU account.

• If a Designated Participant dies, retires, suffers a disability, is terminated without cause or resigns for good reason prior to the vesting of the RSUs granted to the Designated Participant, the Board may determine, in its sole discretion, whether or not any or all of the RSUs and any dividend equivalent RSUs in respect of such RSUs, shall otherwise be considered to have vested, and the date on which the Board determines that some or all of the Designated Participant's RSUs have vested shall be considered to be the vesting date for such Restricted Share Units that have so vested.  If the Board does not so determine:

  in the case of death, retirement or disability, a pro-rata portion of the Designated Participant's RSUs (and any dividend equivalent RSUs credited in respect thereof) that are scheduled to vest on the next scheduled vesting date for such RSUs shall vest, based on the number of days since the grant date to the date of death, retirement or disability in relation to the total number of days from the grant date to such vesting date, and such Restricted Share Units shall be redeemed and certificates shall be issued to the Designated Participant or the Designated Participant's beneficiary or estate on the next scheduled vesting date set forth in the grant notice; and

  in the case of termination without cause or resignation for good reason, a pro-rata portion of the Designated Participant's RSUs (and any dividend equivalent RSUs credited in respect thereof) that are scheduled to vest on the next scheduled vesting date for such RSUs shall vest, based on the number of days since the grant date to the date of such termination or resignation in relation to the total number of days from the grant date to such vesting date, and such Restricted Share Units shall be redeemed and certificates shall be issued to the Designated Participant or the Designated Participant's beneficiary or estate on the next scheduled vesting date set forth in the grant notice.

• If a Designated Participant is terminated for cause or resigns without good reason, his or her RSUs will immediately expire as of the date of termination.  The date of termination shall be the Designated Participant's last day of active employment and shall not include any period of statutory, contractual or reasonable notice or any period of deemed employment.

Redemption

  Shares issued pursuant to the RSU Plan shall be considered fully paid in consideration of past services performed for the Company that is no less in value than the fair equivalent of the money the Company would have received if the Shares had been issued for money.

  Each RSU is redeemed for one Share on the date that is five business days after the date on which the RSU vests.

  If a vested RSU would otherwise be redeemed during a self-imposed blackout period or within five business days after the date on which such blackout period ends, then, notwithstanding any other provision of the RSU Plan, the RSU shall instead be redeemed on the date which is 10 business days after the date on which the self-imposed blackout period ends.

Change of Control

  If there is (a) an acquisition by any person or group of persons acting jointly or in concert which, when added to all other Shares held by such person or persons, constitutes in the aggregate more than 50% of the outstanding Shares, (b) the removal, by extraordinary resolution of the shareholders of the Company, of more than 50% of the then incumbent members of the Board, or the election of a majority of the directors comprising the Board who were not nominated by the Company's incumbent Board at the time immediately preceding such election, (c) consummation of a sale of substantially all of the assets of the Company; or (d) the consummation of a reorganization, plan of arrangement, merger or other transaction which has substantially the same effect as (a) to (c), a "Change of Control" will have occurred for the purposes of the RSU Plan.

  In the event of a Change of Control, should the acquirer, an affiliate thereof or the successor to the Company agree to assume all of the obligations of the Company under the RSU Plan and the Board determines that such assumption is consistent with the objectives of the RSU Plan, the RSU Plan and all outstanding awards will continue on the same terms and conditions, except that, if applicable, RSUs may be adjusted to a right to acquire shares of the acquirer or its affiliate.  In the event the RSU Plan is so continued, the RSUs of Designated Participants whose employment thereafter ceases for any reason other than resignation without good reason or termination for cause shall immediately be deemed to vest and the Company shall, at its option, redeem such vested RSUs by issuing Shares or paying to such Designated Participant a cash amount equal to the Market Value of such vested RSUs as of the date of termination.

  In the event of a Change of Control where the acquirer or an affiliate thereof or the successor to the Company does not agree to assume all of the obligations of the Company under the RSU Plan, or the Board determines that such assumption is not consistent with the objectives of the RSU Plan, all unvested RSUs held by each Designated Participant shall immediately be deemed to be vested and the Company shall, at its option, redeem all such vested RSUs by issuing Shares or paying to such Designated Participant a cash amount equal to the Market Value of such vested RSUs as of the Change of Control date.

Amendments

  Subject to applicable law, including the rules and regulations of the TSX, and the restrictions described below, the Board may amend, suspend or terminate the RSU Plan at any time without shareholder notice or approval for any purpose which, in the opinion of the Board, may be expedient or desirable.

  The Board shall not materially adversely alter or impair any rights of a Designated Participant or materially increase any obligations of a Designated Participant with respect to RSUs previously awarded without the consent of a Designated Participant.

  The Board may approve amendments relating to the RSU Plan or alterations to the rights or obligations of a Designated Participant with respect to previously granted RSUs without obtaining shareholder approval, to the extent that such amendment:

    is of a typographical, grammatical, clerical or administrative nature or is required to comply with applicable regulatory requirements (including the TSX Rules);

  is an amendment relating to administration of the RSU Plan and eligibility for participation under the RSU Plan;

  changes the terms and conditions on which RSUs may be or have been granted pursuant to the RSU Plan, including change to the vesting provisions of the RSUs;

  changes the termination provisions of a RSU or the RSU Plan; or

  is an amendment of a "housekeeping nature".

  Shareholder approval will be required for the following amendments to the RSU Plan:

    increasing the number of securities issuable under the RSU Plan;

    making a change to the class of Designated Participants that would have the potential of broadening or increasing participation by insiders;

    increasing the non-employee director participation limit;

    amending the restriction on transferability of RSUs;

    permitting awards other than RSUs to be made under the RSU Plan; and

    deleting or reducing the amendments that require shareholders' approval under the RSU Plan.

  If the Board terminates or suspends the RSU Plan, no new RSUs (other than dividend equivalent RSUs) will be credited to the RSU account of a Designated Participant. On termination of the RSU Plan, the vesting of any and all RSUs not then vested will be accelerated and, on a date or dates selected by the Board in its discretion, payment in the form of Shares will be made to the Designated Participant in respect of RSUs.

The foregoing summary of certain features of the RSU Plan is subject to and qualified in its entirety by the full text of the RSU Plan, which will be available for inspection by shareholders during normal business hours prior to the date of the Meeting at the Company's records office at Suite 1000, 595 Howe Street, Vancouver, BC, and can also be requested by contacting the Chief Financial Officer of the Company at 3623 Old Conejo Road, Suite 207, Newbury Park, California 91320, tel: (805) 484-3613.

Burn Rate

The RSU Plan burn rate for each of the three most recently completed fiscal years is set out below:

Year End	RSUs Granted	WASO	Burn Rate(1)
2020	Nil	N/A	N/A
2019	Nil	N/A	N/A
2018	Nil	N/A	N/A

(1) Annual burn rate is expressed as a percentage and is calculated by dividing the number of securities granted under the plan by the weighted average number of securities outstanding for the applicable fiscal year.

CORPORATE GOVERNANCE PRACTICES

National Instrument 58-101 - Disclosure of Corporate Governance Practices, establishes recommended corporate governance guidelines for all public companies. The following discloses the Company's corporate governance practices relative to the recommendations.

Independence of Members of Board

The Company's Board currently consists of four (4) directors, three (3) of whom are independent based upon the tests for independence set forth in National Instrument 52-110 - Audit Committees ("NI 52-110").  Therefore, a majority of the directors are independent, including the current chair of the Board, Mr. Neuhauser. Mr. Regener is not independent by virtue of holding the office of Chief Executive Officer of the Company.  The Board holds in camera sessions at which non-independent directors and members of management are not in attendance during Board meetings as needed to facilitate open and candid discussion among its independent directors.

Board Diversity

The Company does not impose term limits on its directors. The Company believes term limits are an arbitrary mechanism for removing directors, and can result in highly qualified and experienced directors forced out solely based on the length of their service. Please see the section "Nomination of Directors" below for more detail.

The Company is committed to developing a diverse environment where individual differences are respected and diversity is promoted and valued. The Company believes that a diverse workforce enhances the Company's effectiveness by leveraging access to a broad spectrum of experience, skills, and knowledge. The Company recognizes the benefits from creating and maintaining a diverse and inclusive culture within its workforce, including exposure to different perspectives. Therefore, while opportunities will be primarily based on performance, skill and merit, due consideration will be given to diversity in all aspects of employment of and engagement by an employee, officer or director of the Company, including selection, recruitment, hiring, promotion, compensation, termination, training and development. For clarity, "diversity" means  any element or quality that can be used to differentiate groups and people from one another, including differences based on race, color, religion, gender and gender identity, sexual orientation, family or marital status, political belief, age, national or ethnic origin, citizenship or physical or mental disability, among others.

The Board currently includes one (1) woman, which represents 25% of the Company's total Board members. The Company has not adopted a written policy in respect of the identification and nomination of women for Board or executive officer appointments, nor established targets regarding the representation of women on the Board or executive officer positions.

Management Supervision by Board

Management reports upon the operations of the Company generally, on a monthly basis, directly to the Board.  The directors meet at any time they consider necessary, and as the Chairman considers necessary without the presence of any members of management including executive directors. The Company's auditors, legal counsel and employees may be invited to attend. The audit committee is composed entirely of independent directors who meet with the Company's auditors without management in attendance. The independent directors exercise their responsibilities for independent oversight of management through regular reports of management to the full Board. The directors have regular and full access to management.

Participation of Directors in Other Reporting Issuers

Directors of the Company are also directors of other reporting issuers in Canada or foreign jurisdictions, as described in the table below.

Name of Director	Name of Reporting Entity
Eric Brown	None
Wolf Regener	None
Leslie O'Connor	None
David Neuhauser	Jadestone Energy Inc., AEX Gold Inc.

Participation of Directors in Board Meetings

The participation of the directors in meetings of the Board and its standing meetings during the year ended December 31, 2020, is described in the following table:

Director	Board of Directors	Audit Committee	Compensation Committee	Corporate Governance Committee	HS&E Committee	Reserves Committee
David Neuhauser	8/8	4/4	3/3	1/1	N/A	1/1
Eric Brown	8/8	4/4	3/3	1/1	1/1	N/A
Leslie O'Connor	8/8	1/1	3/3	1/1	1/1	1/1
Wolf Regener	8/8	N/A	N/A	N/A	1/1	N/A
Ford Nicholson(1)	6/6	N/A	N/A	N/A	N/A	1/1
Victor Redekop(1)	6/6	3/3	N/A	N/A	N/A	N/A
Wesley Clark(1)	5/6	N/A	N/A	N/A	N/A	N/A

(1) Director did not run for re-election at the annual meeting and ceased to be a director of the Company on October 28, 2020.

Board Mandate

The Board has adopted a Board Mandate entitled the "Board of Directors Terms of Reference", the text of which is attached as Schedule "A" to this Information Circular.

Position Descriptions

The Board has adopted a position description for the Chair of the Board, which provides, among other things, that the Chair shall: oversee the discharge of the Board's obligations; chair Board meetings; ensure that the Board works as a cohesive team with adequate resources and proper systems for delegation; ensure that matters for its consideration are addressed in a timely manner and are well documented; and communicate board decisions and expectations to management.

Specific position descriptions have not been adopted for the chairs of each of its committees as the Board is of the view that the mandates of the committees are sufficiently specific that no separate description is necessary for the chairs of such committees. The Board has developed a position description for the Chief Executive Officer.

Orientation and Continuing Education

While the Company does not have a formal orientation and training program, new Board members are provided with:

1. access to recent, publicly filed documents of the Company;

2. access to management;

3. access to legal counsel in the event of any questions relating to the Company's compliance and other obligations; and

4. internal presentations prepared by Company personnel on matters relevant to the Company's business and operations.

Board members are encouraged to communicate with management, legal counsel and, where applicable, auditors and technical consultants of the Company; to keep themselves current with industry trends and developments and changes in legislation with management's assistance; and to attend related industry seminars and visit the Company's operations. Board members have full access to the Company's records.

Ethical Business Conduct

The Board views good corporate governance as an integral component to the success of the Company and to meet responsibilities to shareholders.

The Board adopted a Code of Conduct (the "Code") in 2009.  The Code is available on SEDAR at www.sedar.com. The Board has instructed its management and employees to abide by the Code and to bring any breaches of the Code to the attention of the Corporate Governance Committee, which is currently composed entirely of independent directors. During the fiscal year ended December 31, 2020, the Corporate Governance Committee was comprised of Messrs. David Neuhauser, Leslie O'Connor and Eric Brown Compliance with the Code is monitored primarily through the reporting process within the Company's organizational structure, including through the confidential Whistleblower Policy implemented and overseen by the Audit Committee.

It is a requirement of applicable corporate law that directors who have an interest in a transaction or agreement with the Company promptly disclose that interest at any meeting of the Board at which the transaction or agreement will be discussed and abstain from discussions and voting in respect to same if the interest is material. The Code imposes a similar disclosure requirement on all non-director executive officers of the Company and requires such persons to report such conflict to the executive officer to whom that person reports in the course of his employment responsibilities, or, in the case of a senior executive officer, to the Corporate Governance Committee and fully inform such person or the committee, as applicable, of the facts and circumstances related to the conflict or potential conflict. The representative is prohibited from taking any further action in respect of the matter or transaction giving rise to such conflict or potential conflict unless and until he is authorized to do so by his reporting officer, or the Corporate Governance Committee.

Nomination of Directors

The Corporate Governance Committee has responsibility for identifying, reviewing the qualifications of, and recommending potential Board candidates. The Corporate Governance Committee assesses potential Board candidates to fill perceived needs on the Board for required skills, expertise, independence and other factors. Members of the Board and representatives of the oil and gas industry are consulted for possible candidates. The Board has adopted a written charter that sets forth the responsibilities, powers and operations of the Corporate Governance Committee, which include considering what competencies and skills the Board, as a whole, should possess, the appropriate size of the Board in order to facilitate effective decision-making and assessing the same on a periodic basis, reviewing proposed shareholder nominees, and making recommendations to the Board regarding resignations of directors submitted pursuant to the Company's Majority Voting Policy.  The Corporate Governance Committee has the power to retain outside advisors as it considers necessary for the proper functioning of the committee, at the Company's expense. The Corporate Governance Committee meets at least once annually and otherwise as requested by the Board or considered desirable by the chair of the committee.

Compensation of Directors and the Chief Executive Officer

The members of the Compensation Committee are independent.  The primary function of the Compensation Committee is to assist the Board in fulfilling its oversight responsibilities with respect to human resources policies and executive compensation matters.  In addition, the Compensation Committee reviews the compensation of directors and the overall compensation policies of the Company.

The Board has adopted a written charter that sets forth the responsibilities, powers and operations of the Compensation Committee, which include: reviewing and recommending for approval by the Board the Company's key human resources policies and its executive compensation philosophy and remuneration policy; reviewing and approving the corporate goals and objectives relevant to the compensation of the CEO; evaluating the CEO's performance in light of the previously established corporate goals and objectives; recommending to the Board the CEO's compensation package based on its evaluation of the CEO's performance; reviewing annually and recommending to the Board the annual compensation package and performance objectives of the other senior officers; reviewing the grants of options to purchase shares of the Company, at the request of the Board; reviewing the adequacy and form of the compensation of directors periodically to determine if the compensation realistically reflects the responsibilities and risks involved in being an effective director, and to report and make recommendations to the Board accordingly; and reviewing executive compensation disclosure of the Company prior to its public disclosure and report annually to the Company's shareholders on executive compensation.

The Compensation Committee has the power to retain independent legal, accounting or other relevant advisors as it determines necessary to allow it to discharge its responsibilities, at the expense of the Company. The Compensation Committee meets at least once annually and otherwise as requested by the Board or considered desirable by the chair of the committee.

Health, Safety and Environmental Committee

A majority of the current members of the Health, Safety and Environmental Committee are independent.  During the fiscal year ended December 31, 2020, the Health, Safety and Environmental Committee was comprised of Messrs. Wolf Regener, Eric Brown and Leslie O'Connor. The committee is responsible for overseeing the development and implementation of policies and procedures for ensuring a safe, healthy work environment and sustainable development and that are consistent with the Company's objectives, including the objectives of: focusing resources to achieve shareholder profitability in operations without neglecting its commitment to sustainable development; fostering employee commitment and accountability; the development and implementation of effective, realistic systems to minimize risks to health, safety and the environment; fostering open communication with employees, local stakeholders and governments regarding the Company's plans, programs and performance; cooperation with government agencies, local communities, educational institutions and suppliers; and use of technologies that are designed to improve the safe, efficient use of resources, processes and materials.  The committee has the authority to engage independent consultants to assist it in fulfilling its mandate.

Reserves Committee

The current members of the Reserves Committee are independent. During the fiscal year ended December 31, 2020, the Reserves Committee was comprised of Messrs. David Neuhauser, Leslie O'Connor and Eric Brown. The purpose of the Reserves Committee is to assist the Board in fulfilling its responsibilities with respect to the Company's oil, natural gas and natural gas liquids reserves and resource evaluation process and public disclosure of reserves data and other information as required under National Instrument 51-101 Standards of Disclosure for Oil and Gas Activities. The committee's objectives include reviewing the Company's procedures relating to proper disclosure of oil and gas activities; approving the appointment and/or replacement of the independent qualified reserves evaluator; meeting with management and the qualified reserves evaluator to review data; monitoring the performance of its independent engineering consultants; and recommending the content and filing of the Company's annual statement of reserves data, and other relevant disclosure documents, to the Board for approval.

Assessments

A confidential review of the performance and effectiveness of the Board, the directors and its committees is conducted regularly and was conducted most recently in 2020, with the assistance of outside counsel.  The assessment permits subjective evaluation and is designed to allow Board members to evaluate how well the Board, its committees and individual directors are operating and to make suggestions for improvement.  Responses are compiled without attribution by an outside reviewer and provided to the Chairman of the Corporate Governance Committee.  The results of the assessment are reported to the Board and the Chief Executive Officer.

Audit Committee Information

Audit Committee Mandate

The Company's Audit Committee has a Charter in the form attached to this Information Circular as Schedule "C".

Composition of Audit Committee

The Audit Committee currently consists of three directors, namely Eric Brown (Chair), Leslie O'Connor and David Neuhauser. All of the members of the Audit Committee are independent and financially literate within the meaning of those terms set forth in NI 52-110.

Education and Experience

The following is a description of the education and experience of each Audit Committee member that is relevant to the performance of his responsibilities as an Audit Committee member:

Eric Brown (Chair) is a Chartered Professional Accountant with several years of experience as a director of both private and public Canadian companies.  He has served on public company audit committees in the past.  Eric has 30 years' experience in the financial services industry.

Leslie O'Connor served as a Managing Partner of MHA Petroleum Consultants, LLC, a petroleum reservoir management consulting firm.  Leslie has more than 30 years of experience in economic and reservoir analysis and property evaluation.  She received her undergraduate degree from North Arizona University and Graduate studies from the Colorado School of Mines.

David Neuhauser is a Founder and Managing Director of Livermore Partners LLC and a Member of the Chicago Board of Trade. He received his undergraduate degree from Northeastern University and his graduate degree from Roosevelt University.

Audit Committee Oversight

No recommendation of the Audit Committee to nominate or compensate an external auditor was not adopted by the Company's board of directors.

Audit Fees and Pre-Approval of Audit Services

Under the terms of the Audit Committee Charter, the Audit Committee is required to review and pre-approve the objectives and scope of the external audit work and proposed fees.  In addition, the Audit Committee is required to review and pre-approve all non-audit services, including tax services, which the Company's external auditors are to perform.  The Audit Committee has adopted specific policies and procedures for the engagement of non-audit services as set out in the Audit Committee Charter.

Additional information relating to the Company's Audit Committee and external auditor fees, in accordance with NI 52-110, is contained in the Company's most recent Annual Information Form filed on SEDAR on March 31, 2020, at page 35-36.

ADDITIONAL INFORMATION

Additional information relating to the Company is on SEDAR at www.sedar.com. Shareholders may contact the Chief Financial Officer of the Company at 3623 Old Conejo Road, Suite 207, Newbury Park, California 91320, Telephone: (805) 484-3613 to request copies of the Company's financial statements and Management Discussion and Analysis.

Financial information is provided in the Company's consolidated financial statements and the Management Discussion and Analysis related thereto for the year ended December 31, 2020 which are available on SEDAR at www.sedar.com.

OTHER MATTERS

Management of the Company is not aware of any matter to come before the Meeting other than as set forth in the Notice of Meeting. If any other matter properly comes before the Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares represented thereby in accordance with their best judgment on such matter.

DATED this 22nd day of June, 2021.

Approved by the Board of Directors of
Kolibri Global Energy Inc.

"Wolf Regener"
WOLF REGENER
President and Chief Executive Officer

SCHEDULE "A"
BOARD OF DIRECTORS TERMS OF REFERENCE

The Board of Directors (the "Board") of Kolibri Global Energy Inc. (the "Corporation") shall have the oversight responsibility, authority and specific duties as described below.

Composition

Directors and Chairman of the Board

The Board shall appoint a Chairman of the Board (the "Chairman") and, if the Chairman is not independent, an independent lead director (the "Lead Director") from amongst the directors which comprise the Board shall be appointed as soon as practicable.

To ensure efficient, independent functioning of the Board, the Chairman or, if a Lead Director has been appointed, the Lead Director shall be the effective leader of the Board.  As such, the Chairman or the Lead Director, as applicable, is responsible for ensuring that the Board's agenda enables the Board to successfully carry out its duties.  The Chairman shall act as chair of all meetings of the Board and shareholders of the Corporation.

Committees

In addition to any other committees (including special committees) which the Board may in its discretion constitute from time to time, the Board shall have the following standing committees:

- Audit Committee

- Corporate Governance and Nominating Committee

- Compensation Committee

- Health, Safety and Environmental Committee

Certain of the responsibilities of the Board may be delegated to these or other committees of the Board. The composition and responsibilities of these standing committees and any other standing committees of the Board will be as set forth in their terms of reference, as amended from time to time, and approved by the Board. Until such time as when a Nominating, Environment, Health and Safety or Reserves Committee is established, the Board shall be responsible for all such matters as provided in each committee's terms of reference.

Committee members shall be appointed by the Board.  The chair of each committee may be designated by the Board or, failing that, by the members of the particular committee.  At each meeting of the Board, the chair of each committee (or such committee member as the chair may designate) shall report the results of meetings and any associated recommendations.

Communication

To ensure that the Corporation has in place policies and programs that enable the Corporation to communicate effectively and in a timely manner with its shareholders, other stakeholders, analysts and the public generally, the Board has adopted a Corporate Disclosure Policy.  The Board will review the Corporate Disclosure Policy annually to ensure its objectives are being achieved and that the Disclosure Committee is effectively implementing such policy.

Meetings and Record Keeping

Meetings of the Board shall be conducted pursuant to the Company's articles. The following additional provisions shall apply to meetings of the Board:

1. the Board shall meet regularly and at least quarterly at such times and at such locations as the Chairman, in consultation with the Lead Director (if one), shall determine;

2. each member of the Board is expected to attend Board meetings and meetings of committees on which he or she is a member and to be familiar with deliberations and decisions as soon as possible after any missed meetings.  Members of the Board are expected to prepare for meetings by reviewing the meeting materials distributed to members of the Board, to the extent feasible, prior to such meetings;

3. the independent directors of the Board shall regularly hold in camera sessions of the Board, with only independent directors present and at such times as the independent directors, Chairman or Lead Director (if one) determine advisable;

4. the Chairman shall, in consultation with the Lead Director (if one) and management, establish the agenda for the meetings and instruct management to circulate appropriate agenda materials to the Board with sufficient time for study prior to the meeting;

5. Management shall receive notice of meetings and may attend meetings of the Board at the invitation of the Chairman or Lead Director (if one);

6. the Corporate Secretary of the Corporation, or any other person selected by the Board, shall act as secretary for the purpose of recording the minutes of each meeting.

The minutes of the meeting of the Board shall be placed in the Corporation's minute book.

Responsibilities and Specific Duties

In accordance with applicable laws, the Board is required to always act honestly and in good faith with a view to the best interests of the Corporation.

The Board is responsible for the stewardship of the Corporation and overseeing the operation of the business of the Corporation.  The primary responsibilities of the Board include:

1. to the extent feasible, satisfying itself as to the integrity of the Chief Executive Officer (the "CEO") and other executive officers and that the CEO and other executive officers create a culture of integrity throughout the Corporation;

2. adopting a strategic planning process and approving, at least on an annual basis, a strategic plan for the Corporation which takes into account, among other things, the opportunities and principal risks of the business;

3. identifying, on at least an annual basis, the principal risks of the Corporation's business, and ensuring appropriate systems are implemented to manage these risks;

4. providing continuing education opportunities for all directors so they may maintain or enhance their skills and abilities as directors, as well as ensure their knowledge and understanding of the Corporation's business remains current;

5. adopting a succession plan which includes the appointing, training and monitoring of senior management;

6. adopting and reviewing on an annual basis the Corporation's Corporate Disclosure Policy to ensure that disclosure made by the Corporation is accurate, informative, timely and broadly disseminated all in accordance with applicable laws and stock exchange rules;

7. ensuring that the Corporation has appropriate processes in place to effectively communicate with its employees, government authorities, other stakeholders and the public;

8. ensuring the necessary internal controls and management systems are in place that effectively monitor the Corporation's operations and ensure compliance with applicable laws, regulations and policies, including reviewing on an annual basis the controls and procedures established for the certification of financial and other disclosure made by the Corporation;

9. developing clear position descriptions for the Chairman, the Lead Director (if one), the chairs of each committee and, in consultation with the CEO, the CEO;

10. developing or approving the corporate goals and objectives that the CEO is responsible for meeting;

11. monitoring compliance with the Code of Business Conduct;

12. establishing an appropriate system of corporate governance principles and guidelines applicable to the Corporation, including:

(a) reviewing periodically the size of the Board to ensure its continued effectiveness (including, without limitation, facilitating effective decision-making);

(b) regularly assessing the effectiveness and contribution of the Board, its committees and each member of the Board considering, among other things, the applicable terms of reference for the Board and each committee and in the case of each member of the Board, the competencies and skills each member is expected to bring to the Board; and

(c) reviewing periodically the general responsibilities and function of the Board and its committees and the chair of each committee, and the roles of the Chairman, Lead Director (if one) and the CEO; and

13. reviewing the annual corporate governance disclosure of the Corporation in its information circular.

Stakeholder Communication

Any stakeholder may contact the Board.  Matters relating to the Corporation's accounting, internal accounting control or audit matters will be referred to the Audit Committee.  Other matters will be referred to the Chairman or the Lead Director (if one).  Stakeholders may also directly contact the Chairman or the Lead Director (if one).

Review of Terms of Reference

The Board shall review and assess these Terms of Reference and any governance principles and guidelines established by the Board at least annually.

Amendments adopted by the Board of Directors on April 29, 2011.

SCHEDULE "B"
KOLIBRI GLOBAL ENERGY INC.
(the "Company")
AMENDED AND RESTATED
MAJORITY VOTING POLICY

The Board of Directors believes that each director should have the confidence and support of the shareholders of the Company.  To this end, the Board of Directors has unanimously adopted this Majority Voting Policy and future nominees for election to the Board of Directors will be required to confirm that they will abide by this Majority Voting Policy.

In an uncontested election of directors of the Company:

(a) nominees shall be listed individually and shareholders shall be allowed to vote in favour of, or to withhold from voting, for each director individually; and

(b) any nominee in respect of whom a greater number of votes "withheld" than votes "for" are validly cast will promptly submit his or her offer of resignation for the consideration of the Corporate Governance Committee.

If the vote is by a show of hands rather than by ballot, the Company will disclose the number of shares voted by proxy in favour of or withheld for each director.

Promptly following receipt of an offer of resignation arising from the foregoing circumstances, the Corporate Governance Committee (the "Committee") will meet to review the matter and make a recommendation to the Board of Directors after reviewing the matter.  In considering the resignation offer, the Committee and the Board of Directors will consider all factors they deem relevant, including, but not limited to, any stated reasons why shareholders "withheld" votes from the election of the director and the effect any such resignation may have on the Company's ability to comply with any applicable laws or governance rules or policies.

The Board of Directors must take formal action on the Committee's recommendation no later than 90 days following the date of the applicable shareholders' meeting. Absent exceptional circumstances, the Board of Directors must accept the resignation, which resignation will be effective on the date of acceptance.

The decision of the Board of Directors as to whether to accept or reject a resignation must be disclosed to the public in a press release and a copy of such press release must be provided to the Toronto Stock Exchange.  If the Board of Directors declines to accept the resignation, it will include in the press release the reason(s) for its decision.

A director who offers his or her resignation pursuant to this policy will not participate in any meeting of the Board of Directors or the Committee at which the resignation offer is considered.

This Majority Voting Policy does not apply in circumstances involving contested director elections.

This Majority Voting Policy was initially adopted by the Board of Directors on June 19, 2013, and was amended and restated by the Board of Directors on May 15, 2019.

By order of the Board of Directors
KOLIBRI GLOBAL ENERGY INC.

SCHEDULE "C"
AUDIT COMMITTEE CHARTER

I. Mandate

The primary function of the audit committee (the "Committee") is to assist the Board of Directors in fulfilling its financial oversight responsibilities by reviewing the financial reports and other financial information provided by the Company to regulatory authorities and shareholders, the Company's systems of internal controls regarding finance and accounting, and the Company's auditing, accounting and financial reporting processes. Consistent with this function, the Committee will encourage continuous improvement of, and should foster adherence to, the Company's policies, procedures and practices at all levels. The Committee's primary duties and responsibilities are to:

  Serve as an independent and objective party to monitor the Company's financial reporting and internal control system and review the Company's financial statements.

  Review and appraise the performance of the Company's external auditors.

  Provide an open avenue of communication among the Company's auditors, financial and senior management and the Board of Directors.

II. Composition

The Committee shall be comprised of three directors as determined by the Board of Directors, all of whom shall independent, as such term is defined in National Instrument 52-110 - Audit Committees.

All members of the Committee shall have accounting or related financial management expertise. All members of the Committee that are not financially literate will work towards becoming financially literate to obtain a working familiarity with basic finance and accounting practices. For the purposes of the this Charter, the definition of "financially literate" is the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can presumably be expected to be raised by the Company's financial statements.

The members of the Committee shall be elected by the Board of Directors at its first meeting following the annual shareholders' meeting. Unless a Chair is elected by the full Board of Directors, the members of the Committee may designate a Chair by a majority vote of the full Committee membership.

III. Meetings

The Committee shall meet at least quarterly, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee will meet at least annually with the Chief Financial Officer and the external auditors in separate sessions.

IV. Responsibilities and Duties

To fulfill its responsibilities and duties, the Committee shall:

Review of Reports, Policies and Procedures

1. Review and update this Charter annually.

2. Review the Company's financial statements, MD&A and any annual and interim earnings press releases before the Company publicly discloses this information and any reports or other financial information (including quarterly financial statements), which are submitted to any governmental body, or to the public, including any certification, report, opinion, or review rendered by the external auditors.

3. Review with management and make recommendations to the Board in respect of the adequacy and effectiveness of the Company's financial risk management procedures.

4. Review the monitoring of the Whistleblower Policy for the submission, receipt, retention and treatment of complaints and concerns regarding accounting and auditing matters, and review any developments and responses on reports received thereunder.

External Auditors

5. Review annually the performance of the external auditors and ensure their independence after reviewing all significant relationships they might have with the Company.

6. Take, or recommend that the full Board of Directors take, appropriate action to oversee the independence of the external auditors.

7. Recommend to the Board of Directors the selection and, where applicable, the replacement of the external auditors nominated annually for shareholder approval.

8. At each meeting, consult with the external auditors, without the presence of management, about the quality of the Company's accounting principles, internal controls and the completeness and accuracy of the Company's financial statements.

9. Review and approve the Company's hiring policies regarding partners, employees and former partners and employees of the present and former external auditors of the Company.

10. Review with management and the external auditors the audit plan for the year-end financial statements and intended template for such statements.

11. Review and pre-approve all audit and audit-related services and the fees and other compensation related thereto, and any non-audit services, provided by the Company's external auditors. The pre-approval requirement is waived with respect to the provision of non-audit services if:

i. the aggregate amount of all such non-audit services provided to the Company constitutes not more than five percent of the total amount of revenues paid by the Company to its external auditors during the fiscal year in which the non-audit services are provided;

ii. such services were not recognized by the Company at the time of the engagement to be non-audit services; and

iii. such services are promptly brought to the attention of the Committee by the Company and approved prior to the completion of the audit by the Committee or by one or more members of the Committee who are members of the Board of Directors to whom authority to grant such approvals has been delegated by the Committee.

Provided the pre-approval of the non-audit services is presented to the Committee's first scheduled meeting following such approval such authority may be delegated by the Committee to one or more independent members of the Committee.

Financial Reporting Processes

12. In consultation with the external auditors, review with management the integrity of the Company's financial reporting process, both internal and external.

13. Consider the external auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

14. Consider and approve, if appropriate, changes to the Company's auditing and accounting principles and practices as suggested by the external auditors and management.

15. Review significant judgments made by management in the preparation of the financial statements and the view of the external auditors as to appropriateness of such judgments.

16. Following completion of the annual audit, review separately with management and the external auditors any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

17. Review any significant disagreement among management and the external auditors in connection with the preparation of the financial statements.

18. Review with the external auditors and management the extent to which changes and improvements in financial or accounting practices have been implemented.

19. Review certification process.

Other

20. Review any related-party transactions.

V. Annual Work Plan

21. The Committee reviews and updates annually a work plan for the ensuing year which includes periodic review at specified times and periods of financial reporting and continuous disclosure documents and matters, internal controls and reporting, dealings with external auditors and other related matters.

This Audit Committee Charter was adopted by the Board of Directors of the Company on the 25th day of March, 2009, and was most recently updated on March 29, 2011.